EXHIBIT 2.10


















                  AMENDMENT TO THE CONDITIONS OF
                  ADMINISTRATION OF
                  STICHTING INTERBREW
                  Dated 20 August 2004.



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                                                                    EXHIBIT 2.10


AMENDMENT TO THE CONDITIONS OF                            ACS/6001000/125115.ste
ADMINISTRATION OF                                                     19-08-2004
STICHTING INTERBREW                                                           12







Today, the twentieth of August two thousand and four, appeared before me, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

Aart Daniel Gerard Heering, residing in 1076 AA Amsterdam, Olympiastraat 1, born in Amstelveen on the twenty-sixth day of February nineteen hundred and forty-one, married and holder of a Dutch passport with number NB2398196

The appearing person stated:

o that the conditions of administration of the foundation (stichting) STICHTING INTERBREW, having its seat in Amsterdam, its address at 3016 CN Rotterdam, Zee mansstraat 13 and filed at the Trade Register under number 34144185, (the 'FOUNDATION'), were determined for the first time by deed on the nineteenth day of October two thousand executed before A D.G. Heering, civil-law notary in Amsterdam;

o in accordance with the resolutions of the meeting of certificate holders and of the Board, the conditions of administration of the foundation were amended integrally, which resolutions are subject to the condition as mentioned therein;

o that it was furthermore unconditionally resolved, among other things, to appoint the person appearing for signing the notarial deed of amendment to the conditions of administration, who was granted a power of attorney to that effect;

o that the above resolutions appear from minutes of the meetings, to be attached to this deed.

Subsequently, the appearing person declared to amend the conditions of administration of the foundation integrally, in pursuance of the referred resolutions, so they read as follows:

CHAPTER ONE - GENERAL PROVISIONS

ARTICLE 1.  DEFINITIONS

As used herein, the following terms shall have the following meanings:

o    'ADMINISTRATIE KANTOOR' or 'AK' means the Stichting lnterbrew;

o 'AFFILIATE' of any person other than an individual means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and, in the case of an individual, (i) upon the death of such


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     individual, such individual's executors, administrators or testamentary trustees, (ii) such individual's spouse, parents, siblings or descendants or such parents', siblings' or descendants' spouses, (iii) a trust or similar arrangement the beneficiaries of which include only such individual or any of the relatives of such individual specified in clause (ii) or (iv) a charitable foundation, charitable trust or similar charitable entity established by such individual and administered by such individual or relatives of such individual specified in clause (ii);

o    'AK BOARD' means the board of directors of the Administratie Kantoor;

o 'AMENDED INTERBREW BY-LAWS' means the Amended By-Laws of lnterbrew dated as of the Closing Date, as modified from time to time;

o 'BELGIAN FOUNDERS' AFFILIATE' means any legal or natural person affiliated to a Belgian Founder;

o 'BY-LAWS' means the Amended By-Laws of the AK dated as of the date hereof, as modified from time to time by a Dutch notarial deed;

o 'BRC' means BRC SaRL, a company (societe a responsabilite limitee) duly incorporated and validly existing under the laws of Luxemburg, having its registered office at 73, Cote d'Eich, L-1450, Luxemburg;

o    'CERTIFICATE' means any Class A Certificate or Class B Certificate;

o 'CLASS A CERTIFICATE' means a certificate issued by the AK to EPS or any Permitted Successor or Permitted Transferee of EPS in accordance with
     Section 2.01(a) of the lnterbrew Shareholders' Agreement in respect of a Share directly or indirectly owned by EPS or such Permitted Successor or Permitted Transferee.

o 'CLASS B CERTIFICATE' means a certificate issued by the AK to BRC or any Permitted Successor or Permitted Transferee of BRC in accordance with
     Section 2.02(a) of the lnterbrew Shareholders' Agreement in respect of a Share directly or indirectly owned by BRC or such Permitted Successor or Permitted Transferee;

o 'CLASS A DIRECTOR' means any director of the AK appointed by the Class A Holders;

o 'CLASS B DIRECTOR' means any director of the AK appointed by the Class B Holders;

o    'CLASS A HOLDERS' means EPS and any Permitted Successor or Permitted
     Transferee;

o 'CLASS A HOLDERS' ASSEMBLY' means a general meeting of the Class A Holders held in accordance with the By-Laws and the Conditions of Administration;

o    'CLASS B HOLDERS' means BRC and any Permitted Successor or Permitted
     Transferee;

o 'CLASS B HOLDERS' ASSEMBLY' means a general meeting of the Class B Holders held in accordance with the By-Laws and the Conditions of Administration;

o 'CLOSING' means the closing of the Contribution and Subscription that shall take place at the offices of Linklaters De Bandt, rue Brederode 13, 1000 Brussels, on the fifth business day (the


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     'CLOSING DATE') following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article XI of the Contribution and Subscription Agreement, or at such other place, time and date as shall be agreed between the Company and BRC;

o 'CONTRIBUTION AND SUBSCRIPTION' means the contribution, transfer and delivery to the Company by BRC of all of the shares of Tinsel Investments SA, a company duly incorporated and validly existing under the laws of Luxemburg, with registered office at 73, Cote d'Eich, L-1450, Luxemburg, and the Company's issuance and transfer to BRC of one hundred forty-one million seven hundred twelve thousand (141,712,000) Shares of the Company, upon the terms and subject to the conditions set forth in the Contribution and Subscription Agreement and on the Closing Date;

o 'CONTRIBUTION AND SUBSCRIPTION AGREEMENT' means the Contribution and Subscription Agreement, dated as of the third day of March two thousand and four, by and among Interbrew, the AK, EPS, S-Braco Participacoes SA and the other parties thereto, as amended;

o 'CONTROL' over any Person means the ability, by having a sufficient amount of the voting securities, or other voting ownership or voting interests, to elect directly or indirectly at least a majority of the board of directors or other governing body of that person;

o 'COMPANY' means Interbrew, a corporation (societe anonyme/naamloze vennootschap) duly incorporated and validly existing under the laws of Belgium, having its registered office located at 1 Grand Place, 1000 Brussels;

o 'CONDITIONS OF ADMINISTRATION' means these Conditions of Administration, as modified from time to time in accordance with Article 15;

o 'DEADLOCK' means any situation as referred to in Section 9.5, (i), a, of the Interbrew Shareholders' Agreement;

o 'EPS' means Eugenie Patri Sebastien SA or EPS SA, a company (societe anonyme/naamloze vennootschap) duly incorporated and validly existing under the laws of Luxemburg, having its registered office at 5, Rue Guillaume Kroll, L-1882 Luxemburg;

o 'FOUNDER' means, on the one hand, each of the founders of the Company, being the descendants of Roger de Spoelberch, Olivier de Spoelberch, Guillaume de Spoelberch, Genevieve de Pret Roose de Calesberg, Gustave de Mevius, Elisabeth de Haas Teichen, Marthe van der Straten Ponthoz and Albert Van Damme (the 'BELGIAN FOUNDERS') and, on the other hand, each of the controlling shareholders of AmBev, being Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles (the 'BRAZILIAN SHAREHOLDERS');

o 'FOUNDERS' AFFILIATE' means any legal or natural person affiliated to a Founder;


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o    'FIRST CERTIFICATION' means the certification of the Shares effected in accordance with Article 4.1;

o    'HOLDER' means any Class A Holder or Class B Holder;

o 'HOLDERS' ASSEMBLY' means any general meeting of the Class A Holders and the Class B Holders held in accordance with the By-Laws of the AK and these Conditions of Administration;

o 'INTERBREW SHAREHOLDERS' AGREEMENT' means the Shareholders' Agreement, dated as of the second day of March two thousand and four, by and among BRC, EPS, Rayvax and the AK, as amended;

o 'LIEN' means any mortgage, lien, pledge, security or other interest, charge, covenant, option, claim, restriction or encumbrance of any kind or nature whatsoever;

o 'MEMBER' means, with respect to EPS or BRC, any ultimate direct or indirect owner of Certificates or Shares which are directly or indirectly owned by EPS or BRC, as the case may be, as of the date hereof;

o 'NOTIFICATION' means any notification to be given by the AK Board under the By-Laws or these Conditions of Administration, it being understood that any Notification shall be sent by registered mail to the relevant address set forth in the register of Certificates;

o    'OFFERED CERTIFICATES' has the meaning given to such term in Article 8.3;

o 'PERMITTED TRANSFEREE' means any Founders' Affiliate; provided, that the voting or economic interests held directly or indirectly in any such Founders' Affiliate by Persons who are not Founders or Founders' Affiliate shall not exceed twenty-four ninety-nine hundredth percent (24.99%);

o 'PERMITTED SUCCESSOR' means, with respect to EPS, any successor as referred to in Section 2.01.(a) of the Interbrew Shareholders' Agreement and, with respect to BRC, any successor as referred to in Section 2.02.(a) of the Interbrew Shareholders' Agreement;

o 'PERSON' means any individual, firm, corporation, partnership, limited liability company, foundation, trust, joint venture, association, unincorporated organization, governmental entity or other entity;

o 'RAYVAX' means Rayvax Societe d'Investissements SA, a corporation (societe anonyme/naamloze vennootschap) duly incorporated and validly existing under the laws of Belgium, having its registered office at 19, Square Vergote, 1200 Brussels;

o 'RIGHTS' means, in respect of any Certificate or any Share, any right, warrant, option or other security which, directly or indirectly, represents the right to purchase or acquire, or is convertible into or exercisable or exchangeable for, or otherwise represents an interest in, such Certificate or Share;


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o    'SECOND CERTIFICATION' means the certification of the Shares as effected in accordance with Article 4.2;

o    'SHARE' means a share of capital stock of the Company;

o    'THIRD PARTY' means any person who is not a Holder;

o 'TRANSFER', as to any Certificates or Rights in respect of Certificates, means to sell, or in any other way transfer, assign, pledge, distribute, encumber or otherwise dispose of, create any Rights in respect of, or permit any Lien to exist on, such Certificates or Rights, whether directly or indirectly, voluntarily or involuntarily or with or without consideration, including, without limitation, any Transfer of shares or other Rights in a Person that owns, directly or indirectly, such Certificates or Rights.

ARTICLE 2.  OBJECTIVES OF THE ADMINISTRATIE KANTOOR

2.1. The principal objective of the Administratie Kantoor is to provide a means by which the Class A Holders and the Class B Holders, who collectively directly or indirectly own a majority of the issued and outstanding Shares, may jointly and equally exercise control over the business and affairs of the Company in their capacity as indirect shareholders of the Company.

2.2. The issuance of Certificates by the Administratie Kantoor as contemplated hereby is regarded by the Company as being in its corporate interest.

ARTICLE 3.  CERTIFICATES

3.1. The Administratie Kantoor shall issue one Certificate for each Share transferred or issued to it in accordance herewith.

         Each Holder shall be deemed to represent and warrant, for the benefit of the Administratie Kantoor and each other Holder, that such Holder has good and valid title to each Share transferred to the AK by such Holder for certification, and that each Share so transferred is free and clear of all Liens.

3.2. The certification of any Share shall be effected by (i) the actual transfer of such Share by or on behalf of the holder thereof to the Administratie Kantoor, (ii) the issuance by the AK of a Class A Certificate or a Class B Certificate, as the case may be, to and in the name of such Holder and (iii) the recordation of such issuance, including the name and address of such Holder, in a register of Certificates to be maintained by the AK.

3.3.     All Certificates to be issued by the AK shall be registered.

         The AK shall not issue any Certificates in bearer form.

         In the event of any Transfer of a Certificate by a Holder of one Class to a Holder of the other Class in accordance with Article 8, the Certificate to be transferred shall be presented to the AK


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         for cancellation and a Certificate in respect of such other Class shall be issued to the transferee Holder.

3.4. Upon reasonable prior written notice delivered to the AK Board, any Holder may have access to the register of Certificates during normal business hours.

3.5. Each Holder covenants and agrees that it shall not Transfer its Certificates except in accordance herewith.

3.6. The AK shall not register the Transfer of any Certificates unless the Transfer is permitted by Article 8.

         The register of Certificates and any entry in the register of Certificates made upon any Transfer to a Permitted Transferee shall include the following legend:

         'THE CERTIFICATES REPRESENTED BY THIS REGISTRATION ARE SUBJECT TO RESTRICTIONS ON TRANSFER IN ACCORDANCE WITH THE TERMS OF A SHAREHOLDERS' AGREEMENT DATED AS OF THE SECOND DAY OF MARCH TWO THOUSAND AND FOUR, AND THE CONDITIONS OF ADMINISTRATION OF THE ISSUER AS THE SAME MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.

         NO REGISTRATION OF TRANSFER OF SUCH CERTIFICATES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH RESTRICTIONS ARE COMPLIED WITH.'

3.7. As of the Closing Date, the AK shall have issued one hundred eighty million (180,000,000) Class A Certificates to EPS, as explained in article 4.2 below, and one hundred forty-one million seven hundred twelve thousand (141,712,000) Class B Certificates to BRC, and no other Certificates shall be issued and outstanding as of the Closing Date or held by any other persons.

ARTICLE 4.  CERTIFICATIONS

4.1. The First Certification was effected by and under the supervision of the Dutch notary who formed the Administratie Kantoor.

         Such Notary delivered to each owner of Shares certified at such time certificates of category A, B or C corresponding to such Shares.

4.2. The Second Certification shall be completed as of the Closing Date by and under the supervision of a Dutch notary.

         Upon completion of the Second Certification, (i) ninety-two million nine hundred fifty-six thousand twenty-six (92,956,026) certificates of category A, B and C issued pursuant to the First Certification shall have been decertified and the corresponding ninety-two million nine hundred fifty-six thousand twenty-six (92,956,026) Shares shall have been transferred to the relevant


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         certificate holders (id est EPS or to Belgian Founders' Affiliates),
         (ii) one hundred eighty million (180,000,000) certificates of category A, B and C issued pursuant to the First Certification shall have been converted in one hundred eighty million (180,000,000) Class A Certificates to be held by FPS and therefore the one hundred eighty million (180,000,000) Shares in respect of such certificates shall have been retained by the AK, and (iii) BRC shall have transferred to the AK one hundred forty-one million seven hundred twelve thousand (141,712,000) Shares and the AK shall have issued to BRC one hundred forty-one million seven hundred twelve thousand (141,712,000) Class B Certificates in respect of such Shares.

         Such notary shall give to all Class A Certificate Holders and Class B Certificate Holders a copy of the By-Laws and of the Conditions of Administration.

4.3. Any further certifications of Shares shall require the supermajority approval of no less than eighty-five percent (85%) of the members of the AK Board at a duly-constituted meeting

         Moreover, the admission of any new industrial or financial partner as a shareholder of the Company and the subsequent participation of this potential new shareholder of the Company to the AK through the certification of the Shares it would acquire, shall both require the supermajority approval of no less than eighty-five percent (85%) of the members of the AK Board at a duly-constituted meeting.

ARTICLE 5.  CERTAIN OBLIGATIONS OF THE AK

5.1. In its capacity as the holder of Shares transferred to it for certification hereunder, the Administratie Kantoor, shall, as long as it shall remain the holder of such Shares, exercise all the rights that are attached to such Shares, including the voting rights.

         Notwithstanding the foregoing and without prejudice to article 7 and article 16 of these Conditions of Administation, the Administratie Kantoor shall not Transfer any Shares held by it at any time.

         The AK Board shall ensure that all Shares held by the AK are (i) if such Shares are bearer shares, forthwith delivered to a financial institution of recognized international standing in the business of safeguarding stock certificates to be held by such financial institution in its vault or other secure facility in the name of the AK or maintained through a securities account ('COMPTE TITRES') at a financial institution of recognized international standing in the name of the AK (a 'SECURITIES ACCOUNT') or (ii) if such Shares are registered shares, they shall be registered in the name of the AK in the share register of lnterbrew and, if legally practicable, may be maintained through a Securities Account, and the certificate evidencing the registration of the Shares in the share register of the Company shall be forthwith delivered to a financial institution of recognized international standing in the name of the AK.


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5.2.     The Administratie Kantoor shall distribute to the Holders, within ten
         (10) days of receipt and after deduction of costs and expenses associated with administering any such distribution and the costs related to the operations of the Administratie Kantoor as provided in
         Article 14.1, such costs and expenses to be borne by the Class A Holders and the Class B Holders on a pro rata basis, (i) any dividends (whether payable in cash or in securities) distributed by the Company in respect of the Shares held by the AK and (ii) any other amounts distributed in respect of such Shares, in each case on a pro rata basis.

         Any such distribution shall be made by the AK to the account specified by each Holder by written notice delivered to the AK Board.

         The Holders shall be informed of any such distribution by Notification.

ARTICLE 6.  SPECIFIC UNDERTAKINGS OF THE HOLDERS

Each Holder agrees not to take, neither directly nor indirectly, any action, or omit to take any action, if such action or omission would adversely affect the Class A Holders' and the Class B Holders' joint equal control of the AK and the Company, except to the extent such action or omission is expressly permitted or contemplated by the Interbrew Shareholders' Agreement or these Conditions of Administration.

ARTICLE 7.  EXCHANGE OF THE CERTIFICATES

7.1. In addition to Article 12 of the By-Laws, the exchange of Certificates for the Shares in respect of which such Certificates were issued is subject to the provisions of this Article 7.

7.2. Subject to Article 7.3, any Holder wishing to exchange any of its Certificates shall provide written Notification to the AK Board at least 12 months in advance of the proposed date of exchange.

         Such written notice shall specify the number and Class of Certificates that such Holder contemplates exchanging.

7.3. The A Holders may exchange Class A Certificates so long as, after giving effect to any such exchange, EPS or any Permitted Transferee shall directly hold at least one hundred eighty million (180,000,000) Class A Certificates (the 'CLASS A MINIMUM AMOUNT').

         The Class B Holders may exchange Class B Certificates, so long as, after giving effect to any such exchange, BRC or any Permitted Transferee shall collectively hold at least one hundred forty-one million seven hundred twelve thousand (141,712,000) Class B Certificates (the 'CLASS B MINIMUM AMOUNT').

         If, at any time, more than one Holder of the same Class wishes to exchange its Certificates and if, after giving effect to all such exchanges contemplated to be made at such time, the Class A Minimum Amount or the Class B Minimum Amount, as the case may be, would be exceeded, then the AK shall effect such exchanges in chronological order according to the dates on which


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         the AK received the underlying request to effect such exchange, so as to cause the Class A Minimum Amount or the Class B Minimum Amount, as the case may be, not to be exceeded.

         If more than one such request was received on the same day and the Class A Minimum Amount or the Class B Minimum Amount, as the case may be, would be exceeded if all such exchanges were effected, then no such exchanges shall be made unless one or more of the affected Holders agrees to reduce the number of Certificates to be exchanged so as to cause the Class A Minimum Amount or the Class B Minimum Amount, as the case may be, not to be exceeded.

7.4.     The AK Board may specify additional procedures consistent with this
         Article 7 with respect to the exchange of Certificates.

ARTICLE 8.  TRANSFER OF CERTIFICATES

8.1.     Transfer Restrictions.

         (a)    Class A Certificates.

                No Class A Holder shall Transfer any Class A Certificate, or any shares or other Rights in EPS or any other Person that is a direct or indirect shareholder of EPS, to any Person other than
                (i) EPS, (ii) a Permitted Transferee or (iii) a Class B Holder; provided, however, that, after giving effect to any such Transfer, EPS shall directly hold no less than one hundred eighty million (180,000,000) Class A Certificates; provided further, however, that EPS may transfer the one hundred eighty million (180,000,000) Class A Certificates in their entirety to any successor holding company that is directly or indirectly owned solely by Members and/or Permitted Transferees of EPS and that also becomes a party to the Interbrew Shareholders' Agreement.

         (b)    Class B Certificates.

                No Class B Holder shall Transfer any Class B Certificate, or any shares or other Rights in BRC or any other Person that is a direct or indirect share-holder of BRC to any Person other than
                (i) BRC, (ii) a Permitted Transferee or (iii) a Class A Holder; provided, however, that, after giving effect to any such Transfer, BRC shall directly hold no less than one hundred forty-one million seven hundred twelve thousand (141,712,000) Class B Certificates; provided further, however, that BRC may transfer the one hundred forty-one million seven hundred twelve thousand (141,712,000) Class B Certificates in their entirety to any successor holding company that is directly or indirectly owned solely by Members and/or Permitted Transferees of BRC and that also becomes a party to the lnterbrew Shareholders' Agreement.


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         (c)    Adjustments Upon Changes in Capitalization.

                For purposes of Articles 8.1(a) and 8.1(b), the number of Certificates referred to in the first sentence thereof shall be appropriately adjusted to give effect to any shared dividend, split-up, subdivision or combination of shares or any recapitalization, reclassification, reorganization or similar transaction involving the Company or the AK.

8.2.     PROCEDURES RELATING TO THE TRANSFER OF CERTIFICATES.

         No Transfer permitted pursuant to Article 8.1 shall be valid unless the transfer-ring Holder provides written notice to the AK Board at least ten (10) business days in advance of the proposed date of Transfer specifying (i) the number of Certificates to be Transferred and (ii) the name and address of the transferee.

         Any such written notice delivered by a transferring Holder shall be deemed to constitute a representation by such transferring Holder that the transferee (if other than BRC, EPS or another Holder) is a Permitted Transferee.

         The AK Board may, in its reasonable discretion, request that such transferring Holder provide evidence reasonably satisfactory to the AK Board in support of such representation

         The transferring Holder shall promptly notify the AK Board in writing if the proposed Transfer does not take place.

8.3. Any Transfer of Certificates that does not comply with the applicable formalities is null and void (and unenforceable as against the Administratie Kantoor and the Holders).

         However, such non-compliance may be cured if the non-complying transferor shall have duly complied with all conditions, formalities or requirements set forth in this Article 8.

ARTICLE 9.  AK BOARD

9.1. In addition to what is described in Articles 3 to 7 of the By-Laws, the composition, the functioning and the powers of the AK Board are subject to the following provisions

9.2.     The AK Board shall consist of eight (8) members.

         Such eight (8) members shall consist of four (4) directors appointed by the Class A Holders' Assembly and four (4) directors appointed by the Class B Holders' Assembly.

9.3. The AK Board members appointed by such Holders' Assemblies shall be considered the actual representatives of the Class A Holders and the Class B Holders

         Except as otherwise provided elsewhere in these Conditions of Administration, the presence in person or by proxy of at least seven
         (7) directors shall be necessary to constitute a quorum for the transaction of business and the approval of a majority of the directors present, including at least two (2) Class A Directors and two (2) Class B Directors, shall be required to pass valid resolutions of the AK Board; provided, however, that in the event any meeting of the AK Board


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         shall fail to achieve a quorum due, in any case, to the absence of directors appointed by the Holders' Assembly of a certain class, the quorum requirement shall not apply to the second meeting and valid resolutions may be passed at such second meeting by the directors then present.

         The Class A Holders and the Class B Holders agree to cause the respective directors appointed by them to duly appoint a proxy holder to attend any meeting from which such directors will be absent so that all directors appointed by such Holders will be present in person or by proxy at all meetings of the AK Board.

         Any second meeting of the AK Board shall be held no sooner than 48 hours after the time set for the first meeting.

9.4.     The decisions of the AK Board that are referred to in Articles 4.3,
         15.2 and 16.2 shall require the supermajority approval of eighty-five per cent (85%) of the AK Board members at a duly-constituted meeting.

9.5. The AK Board will meet prior to each shareholders' meeting of the Company in order to determine the manner in which the Shares owned by the AK will be voted.

         One Class A Director (designated by the Class A Directors) and one Class B Director (designated by the Class B Directors) shall jointly represent the Administratie Kantoor at each ordinary or extraordinary shareholders' meeting of the Company.

         Such representatives of the Administratie Kantoor shall jointly vote at the ordinary or extraordinary shareholders' meetings of the Company in accordance with the decisions of the AK Board.

         lf any Ownership Matter (as defined in the lnterbrew Shareholders' Agreement), Key Operational Matter (as defined in the lnterbrew Shareholders' Agreement) or Other Operational Matter (as defined in the lnterbrew Shareholders' Agreement) shall be considered at any ordinary or extraordinary shareholders' meeting of the Company, then the following rules shall apply:

         (i)  OWNERSHIP MATTERS.

               (a)     If the AK Board takes action in accordance with Article
                       9.3 on the manner in which the AK should vote with respect to any Ownership Matter, it will instruct its representatives selected pursuant to Article 9.5 to vote the AK's shares accordingly.

                       If the AK Board cannot take action in accordance with
                       Article 9.3 on the manner in which the AK should vote with respect to any Ownership Matter because of a tie vote (a DEADLOCK'), the AK shall instruct its representatives selected pursuant to Article 9.5 to vote the AK's Shares against the approval of the Ownership Matter.


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                       After the occurrence of a Deadlock, the Holders shall
                       endeavour to resolve the Deadlock for a period of 360 days (the 'COOLING OFF PERIOD') from the date of the shareholders' meeting at which the Ownership Matter was presented for approval.

                       Negotiations between the Holders shall be organized under the supervision of the Chairman of the Board of the Company

               (b) if a Deadlock on an Ownership Matter has not been resolved during the Cooling Off Period in accordance with the immediately preceding paragraph, then, subject to paragraph (d) below, the Holder that wished to approve the Ownership Matter that resulted in the Deadlock (the 'PROPOSING HOLDER') may deliver to the other Holder (the 'DISSENTING HOLDER') an offer (the 'BUY/SELL Offer') stating the price per Certificate (which must be payable entirely in cash or immediately available funds in accordance with paragraph (d) below and which shall be adjusted for any share dividend, split-up, subdivision or combination of Certificates occurring after the date of the Buy/Sell Offer and prior to the consummation of the sale and purchase of the applicable Certificates) at which the Proposing Holder is willing either to (i) sell all, but not less than all, the Certificates held by the Proposing Holder and its Permitted Transferees to the Dissenting Holder or (ii) purchase (or to cause a nominee or nominees designated by it to purchase) from the Dissenting Holder and its Permitted Transferees all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees.

                       The Buy/Sell Offer shall be irrevocable for a period of ninety (90) days and shall pre-empt the right of the Dissenting Holder to make such an offer.

                       Any Buy/Sell Offer must be supported by a valuation report of an internationally recognized investment bank based on a multi-criteria valuation methodology customary in the industry.

               (c) Within sixty (60) days following receipt of the Buy/Sell Offer, the Dissenting Holder shall, by notice to the Proposing Holder, elect either to purchase (or to cause a nominee or nominees designated by the Dissenting Holder to purchase) all, but not less than all, the Certificates held by the Proposing Holder and its Permitted Transferees or to sell to the Proposing Holder (or to a nominee or nominees designated by the Proposing Holder) all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees, in either case at the price per Certificate set forth in the Buy/Sell Offer.

                       In the event that the Dissenting Holder fails to make such election within such sixty-day (60) period, the Proposing Holder may then elect whether to buy all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees or to sell all, but not less than all, the Certificates held by the Proposing Holder and its Permitted Transferees to the Dissenting Holder at the price per Certificate set forth in the Buy/Sell Offer.

                       Any election by a Dissenting Holder or Proposing Holder in accordance with this paragraph (c) shall be deemed to constitute 'acceptance' of a Buy/Sell Offer.

                       Once a Buy/Sell Offer is accepted, the Holders shall consummate such purchase or sale of the applicable Certificates as promptly as practicable, but in no case later than the end of the 90-day period referred to in paragraph (b) above.

                       If the Dissenting Holder has elected to purchase the Certificates held by the Proposing Holder and its Permitted Transferees, and fails to consummate such purchase for any reason within the period set forth in the preceding sentence, the Proposing Holder shall have the right to purchase all, but not less than all, the Certificates held by the Dissenting Holder and its Permitted Transferees at the price per Certificate stipulated in the Buy/Sell Offer as soon as reasonably practicable.

                       In connection with any sale and purchase pursuant to a Buy/Sell Offer, the selling Holder and its Permitted Transferees shall execute and deliver appropriate instruments and other documents conveying good and valid title to the applicable Certificates, free and clear of any Liens.

               (d) The purchase price for the Certificates purchased pursuant to a Buy/Sell Offer shall be paid twenty per cent (20%) at the closing, with the balance payable in four equal annual instalments of twenty per cent (20%) each on the first four anniversaries of the date of the closing.

                       The unpaid portion of the purchase price shall bear interest at a rate per annum equal to one-month LIBOR plus one per cent (1%) from the Closing Date until the date of payment.

               (e) Notwithstanding the foregoing, (i) no Holder shall be entitled to deliver a Buy/Sell Offer prior to the sixth anniversary of the date of the Interbrew Shareholders Agreement and (ii) a Holder that is in default in any material respect in the performance or observance of the terms and conditions of the Interbrew Shareholders Agreement shall not be entitled to deliver a Buy/Sell Offer at any time.

                (ii)  KEY OPERATIONAL MATTERS AND OTHER OPERATIONAL MATTERS.

                      If the AK Board takes action in accordance with Article
                      9.3 on the manner in which the AK should vote with respect to any Key Operational Matter or Other Operational Matters, it will instruct its representatives selected pursuant to Article 9.5 to vote the AK's shares accordingly.

                      If the AK Board is Deadlocked on the manner in which the AK should vote with respect to any Key Operational Matter or Other Operational Matters, then the Class A Directors or the Class B Directors shall have an alternating casting vote, with the first such casting vote being decided by a process of 'Flip--the-coin' which shall be implemented by Aart Heering (notary in Amsterdam), or his successor, in the presence of Paul Quist (notary in Amsterdam), or his successor, and if they so wish any of the Class A Directors and the Class B Directors or their representatives, at the request of the most diligent party, after the occurrence of a Deadlock.

                      If notary Heering does not implement the process within a reasonabie period of time after the request made by one of the parties, notary Quist shall be instructed with such implementation in the presence of notary Heering.

                      If any notary fails to appear for any reason whatsoever at the 'Flip-the-coin' process after being duly convened to this effect in writing, the other notary will be authorized to 'Flip-the-coin' in the presence of any other notary from the Amsterdam jurisdiction member of another law firm; provided, however, that notwithstanding the foregoing, if any Holder shall default in any material respect in the performance or observance of the terms and conditions of these Conditions of Administration, the directors appointed by the non-defaulting Holder shall have the exclusive right to cast the casting vote for a period of one (1) year after the date of the default.

9.6. The AK Board members may attend all ordinary or extraordinary shareholders' meetings of the Company.

         An AK Board member may request a meeting of the AK Board at any time during any such shareholders' meeting or any board of directors' meeting in order to resolve on:

         o any point debated during such meeting which was not specifically listed on the agenda mentioned in the convocation letter in respect of such meeting or which was only referred to under 'miscellaneous', without any further specification;

         o any point of interpretation relating to the vote of the AK Board referred to in Article 9.5 (i) or (ii); or

         o the scope of the authority granted to the representatives selected pursuant to Article 9.5

         In such event, the attendance rules described in Article 9.3 shall not apply.

         However, any decision shall require the approval of at least two Class A Directors and two Class B Directors.

ARTICLE 10.  HOLDERS' ASSEMBLY

The Holders' Assembly shall meet each time the AK Board deems it appropriate as well as in the cases provided for by these Conditions of Administration and the By-Laws.

The affirmative vote of Holders representing eighty-five per cent (85%) of all issued and outstanding Certificates shall be required for any action to be taken at such Assembly.

ARTICLE 11.  DIRECTORS OF THE COMPANY

The AK Board shall exercise the voting rights attached to the certified Shares at the shareholders' meetings of the Company in order to make sure that the board of directors of the Company shall be composed of not less than twelve (12) nor more than fourteen (14) directors.

Of the members of the Company's board of directors proposed by the AK, four (4) directors shall be nominated exclusively by the Class A Holders' Assembly, four
(4) directors shall be nominated exclusively by the Class B Holders' Assembly, and four (4) up to six (6) independent directors shall be nominated by the AK Board.

An AK Board Member may also serve as a member of the Company's board of directors.

ARTICLE 12.  CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY

The Chairman of the Board of Directors of the Company shall be an independent director and shall not have a casting vote in the event of a tie.

ARTICLE 13.  COMPLIANCE WITH THE CONDITIONS OF ADMINISTRATION AND THE BY-LAWS

The AK Board may at any time conduct a timely investigation in order to verify that the By-Laws and these Conditions of Administration have been complied with.

The AK Board must undertake such investigation if one of its members so requests.

To this end, the Holders undertake to provide the AK Board with any information or document upon request within the time period reasonably imposed by the AK Board.

ARTICLE 14.  COSTS; AUDIT

14.1. Without prejudice to Article 14., all the costs of the Administratie Kantoor relating to its operations, including the audits referred to in
         Article 14.3, are deducted from the income in respect of the Certificates prior to any distribution to the Holders or shall be funded, if necessary, by the Class A Holders and Class B Holders on a pro rata basis.

14.2. All expenses and taxes belonging to a Holder or an AK Board Member shall be for the account of such Holder or AK Board Member.

         Such expenses and taxes include, without limitation, the costs associated with a Transfer of Certificates and any expenses and taxes associated with the contribution of Shares to the AK except to the extent otherwise agreed in the Contribution and Subscription Agreement.

14.3. The financial statements and accounts of the AK shall be audited on an annual basis by internationally recognized independent public accountants.

ARTICLE 15.  AMENDMENTS

15.1. These Conditions of Administration shall take effect as of the Closing Date and shall remain in effect for so long as the AK remains in existence, unless amended in accordance with Article 15.3.

15.2. The provisions of the By-Laws and of these Conditions of Administration can only be amended by the supermajority approval of eighty-five per cent (85%) of the AK Board members, so long as all of the AK Board members are present or represented at such meeting.

         The attendance rules described under Article 9.3 are inapplicable to any such meeting.

         The Holders' Assembly is not authorized to modify the By-Laws or these Conditions of Administration.

15.3. Any amendment to these Conditions of Administration duly adopted by the AK Board in accordance with Article 15.2 shall be evidenced by an amendment document which shall be attached to these Conditions of Administration and form an integral part hereof, and references to these Conditions of Administration shall be deemed to refer to these Conditions of Administration as so amended.

         The AK Board shall notify the Holders of any amendment as soon as practicable in accordance with the Notification procedures specified herein

         Such Notification need not provide the actual amendment document or the actual text thereof but shall provide a reasonable synopsis or description thereof.

         The Holders may obtain a copy of the amendment document upon request.

         Each Holder shall be deemed to have constructive knowledge of any amendment in respect of which a Notification was duly sent to such Holder in accordance with the Notification procedures specified herein.

ARTICLE 16.  DISSOLUTION AND LIQUIDATION OF THE ADMINISTRATIE KANTOOR

16.1. The Administratie Kantoor shall automatically be dissolved as a matter of law when it ceases to hold any Shares or when the lnterbrew Shareholders' Agreement is actually terminated for any reason whatsoever.

16.2. In cases other than an automatic dissolution pursuant to Article 16.1, the dissolution of the Administratie Kantoor can only be authorized by the Holders' Assembly upon proposal of the AK

         Board. The Assembly shall not deliberate unless those Holders in attendance represent at least eighty-five per cent (85%) of all issued and outstanding Certificates.

16.3. In order to effect a dissolution pursuant to Article 16.2, the Class A Directors shall designate one liquidator and the Class B Directors shall designate one liquidator.

         The two liquidators must possess professional qualifications commensurate with the responsibilities inherent in such appointment and must be independent from the Holders and the Administratie Kantoor, and shall abide by any professional secrecy rules or other applicable law. The liquidators shall act together and diligently proceed to effect such liquidation and shall distribute all certified Shares to the Holders thereof that have yet to be distributed to such Holders, after payment of reasonable expenses incurred by such liquidators or the AK in connection with such liquidation.

         The liquidators shall ensure that all Certificates are exchanged for Shares as promptly as practicable.

ARTICLE 17.  COMMUNICATIONS

17.1. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                If to the AK,

                       Stichting Interbrew
                       Zeemanstraat 13, 3016 CN Rotterdam, the Netherlands
                       Attention: The Board

                If to EPS

                       EPS SA
                       5, rue Guillaume Kroll, L-1882 Luxemburg
                       Attention: The Board

                If to BRC,

                       BRC SaRL
                       73, Cote d'Eich, L-1450, Luxemburg
                       Attention: Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles

17.2. The failure to provide any communication to a Holder whose identity or whose domicile is unknown, and who has not notified the AK Board of his address, shall in no way violate the procedures for Notification and communication set forth in these Conditions of Administration and, more generally, shall not affect the rights and obligations deriving from these Conditions of Administration.

ARTICLE 18.  MISCELLANEOUS

18.1. If any provision of these Conditions of Administration (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by an arbitrator or a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

         In such case the parties shall negotiate in good faith in order to replace such term or provision by another term or provision with a similar legal and economic effect, to the extent permitted by applicable law.

         Also, should any new legal or regulatory provision, or any case-laws development render these Conditions of Administration invalid, illegal or unenforceable in any respect, the parties shall negotiate in good faith in order to replace such term or provision by another term or provision with a similar legal and economic effect, to the extent permitted by applicable law.

18.2. The Holders and the AK Board members may inform without restriction Third Parties of the existence of the Administratie Kantoor.

         No Holder or AK Board member may disclose to Third Parties the content of these Conditions of Administration except as follows:

         (i) if such disclosure is made to advisors bound by rules of professional secrecy within the meaning of Article 458 of the Belgian Criminal Code, or by a similar confidentiality obligation in accordance with any foreign law, as well as to any other person who signs a confidentiality agreement, or (if such Holder is not an individual) to such Holder's officers, directors, employees, representatives and advisors provided each such Person agrees to be bound by the provisions of this Article;

         (ii) if such disclosure is made to ensure the protection of such Holder's or AK Board member's rights in the framework of a judicial or an arbitration proceure; or

         (iii)  if such disclosure is required by applicable law.

                The Holders and the AK Board members shall not divulge to Third Parties the identity of any Holder and the number of Certificates held by such Holder, without the prior approval of such Holder, except as otherwise provided by these Conditions of Administration or if required by applicable law or in connection with a judicial or an arbitration procedure.

18.3. In case of any conflict between these Conditions of Administration and the By-Laws, the provisions of the By-Laws shall prevail.

         In the case of any conflict between these Conditions of Administration or the By-Laws and the Interbrew Shareholders Agreement, the Interbrew Shareholders' Agreement shall prevail.

ARTICLE 19.  APPLICABLE LAW

These Conditions of Administration are subject to Belgian law, except for any matter which is compulsorily subject to a foreign law.

ARTICLE 20.  ARBITRATION

All disputes arising out of or in connection with these Conditions of Administration shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce.

Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

The number of arbitrators shall be three, one appointed by the plaintiff party or parties, one by the respondent party or parties and a chairman appointed jointly by the first two arbitrators.

In the event that, in multiple party proceedings, the plaintiff parties or the respondent parties are not able to reach consensus on the appointment of their arbitrator, such (and only such) arbitrator shall be appointed by the International Chamber of Commerce (Article 10, paragraph 2 of the ICC Rules, Edition 1998).

Any party to the dispute submitted to arbitration in connection with these Conditions of Administration may assert a counterclaim or cross-claim against any other party to the dispute based on any breach of these Conditions of Administration.

Any party to the dispute shall have access to all documents filed by any other party.

The parties agree that the ICC Court of Arbitration shall fix separate advances on costs in respect of each claim, counterclaim or cross-claim.

The parties agree that if a dispute raises issues which are the same as or substantially connected with issues raised in a related dispute arising in connection with these Conditions of Administration, the CSA or any other Operative Document (as defined in the CSA), such dispute and such related dispute shall be finally settled by the first appointed arbitral tribunal, provided a joinder of proceedings is requested by at least one party to any of the disputes.

The place of arbitration shall be Paris, France.

The language of the arbitration shall be English.

The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this contract.

Any party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

Any party may apply to any court having jurisdiction hereof to seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

PROVISIONAL CLAUSE WITH REGARD TO EFFECTIVE DATE.

This amendment to the Conditions of Administration will come into effect as soon as the Closing has taken place.

This deed was executed today in Rotterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at four hours fifty-five minutes post meridiem.

(Signed):  A.D.G. Heering, Paul Quist.


                           Issued FOR CERTIFIED COPY by me, IJsbrand Cornelis
[SEAL] van Straten, prospective civil-law notary, acting as legal substitute for Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam.

                           Amsterdam, 25 August 2004.

                                /s/ Stibbe